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                                                                    EXHIBIT 99.1

               PRESS RELEASE OF REGISTRANT DATED JANUARY 21, 2003



                     EVERGREENBANCORP DECLARES CASH DIVIDEND


SEATTLE, Jan 21, 2003 (BUSINESS WIRE) -- EvergreenBancorp, Inc. (EVGG) announced today that at its meeting on January 16, 2003 the board of directors approved a cash dividend of 20 cents per share of common stock. The dividend is payable on February 7, 2003 to shareholders of record as of January 31, 2003. This represents an increase from last year's payout of 15.652 cents per share (after retroactive adjustment for the 15 percent stock dividend distributed on July 15,
2002), and is the 25th consecutive increase in the per-share annual dividend.

EvergreenBancorp is a bank holding company and its subsidiary, EvergreenBank, is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has three offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, and on 110th N.E. in Bellevue.

EvergreenBancorp, Inc.
Bill Filer, 206/628-4263